[G REIT, Inc. Letterhead]

December 7, 2005

Dear Stockholder:

The purpose of this letter is to provide you with certain information pertaining to your continuing investment in G REIT, Inc., including a summary of significant events and highlights for the period ending September 30, 2005 and to date of this letter. In addition, we are providing selected financial data for the third quarter 2005 and information regarding other important matters.

On November 14, 2005, G REIT filed its third quarter Form 10-Q with the Securities and Exchange Commission which includes more detailed information about our company. We encourage you to read the Form 10-Q. To locate the Form 10-Q, log onto the Triple Net Properties website at www.1031nnn.com, click on the “Public Companies” link, and click on the G REIT link that will take you directly to the Form 10-Q filing on the SEC website.

Significant Events & Highlights:

During 2005:

•	On August 10, 2005, we sold the 525 B Street property located in San Diego, California to an unaffiliated third party for a sales price of $116,000,000. In conjunction with the sale of the 525 B Street property, we paid off our existing cross-collateralized debt of $126,000,000 on the 525 B and 600 B Street properties. The sale resulted in us recording a gain of $10,554,000.

•	A portion of the gain from the sale of 525 B Street will be reported to you as a capital gain distribution on your 2005 Form 1099-DIV to allow you to take advantage of the lower federal capital gains tax rate (maximum 15%) available to individuals.

•	On September 12, 2005, we purchased Opus Plaza at Ken Caryl, a single-story office building of 62,000 square feet located in Littleton, Colorado. The property was purchased from an unaffiliated third party for a purchase price of $10,176,000. We obtained a first mortgage loan from LaSalle Bank National Association at a fixed rate of 5.24% per annum for ten years.

•	During the nine months ended September 30, 2005, we refinanced a portion of our existing variable rate mortgage loans into fixed rate mortgage loans. At September 30, 2005, 66% of our mortgage loans were at an average fixed interest rate of 5.3% and 34% of our mortgage loans had an average variable interest rate of 5.8%. In comparison, at December 31, 2004, 17% of our mortgage loans were at an average fixed interest rate of 5.4% and 83% of our mortgage loans had an average variable interest rate of 4.2%. We refinanced to a fixed rate because, generally speaking, in today’s market variable rates have risen above fixed rates.

G REIT

•	On July 27, 2005, we held our Annual Meeting of stockholders at which our stockholders elected Anthony W. Thompson, W. Brand Inlow, Edward A. Johnson, D. Fleet Wallace, Gary T. Wescombe, Glenn L. Carpenter and Gary H. Hunt as members of the board of directors for a one-year term of office beginning July 27, 2005. All of the directors are independent except for Mr. Thompson. Messrs. Carpenter and Hunt are new to the board for 2005 and have significant public company real estate experience.

As of September 30, 2005:

•	We owned 25 office properties located in thirteen states with a total of 6.2 million square feet of gross leasable area (GLA).

•	Seven of our properties were located in California, seven in Texas and one in each of Arizona, Colorado, Florida, Delaware, Illinois, Nebraska, Nevada, Washington, Maryland, Missouri and Pennsylvania.

•	Government-oriented tenants occupied 42.1% of the GLA in our properties.

•	None of our tenants accounted for 10% or more of our aggregate annual rental income. However, separate agencies of the General Services Administration had 18 leases at eight of our properties which accounted for 22.6% of our aggregate annual rental income.

•	Our portfolio was 87.6% leased.

September 30, 2005 to Date:

•	On October 18, 2005, our Advisor entered into an agreement on our behalf for the sale of the Park Sahara property in Las Vegas, Nevada, of which we own a 4.75% interest, to an unaffiliated third party for a total sales price of $16,000,000. The sale, which is subject to customary closing conditions, is expected to close in the fourth quarter of 2005.

•	On October 21, 2005, we purchased Eaton Freeway, a four-building multi-tenant industrial complex totaling 62,000 square feet located in Phoenix, Arizona. The property was purchased from an unaffiliated third party for a purchase price of $7,588,000. At acquisition, we obtained a first mortgage loan secured by the property from Principal Bank in the amount of $5,000,000. The loan bears interest at a fixed rate of 5.21% per annum for 5.5 years with interest only for the first two years.

•	On November 18, 2005, we refinanced Sutter Square Galleria located in Sacramento, California, with a $5,000,000 mortgage at a variable interest rate LIBOR plus 1.75% per annum, requiring monthly interest-only payments.

G REIT

Selected Financial Data for the Nine Months Ended September 30, 2005:

•	For the nine months ended September 30, 2005 our aggregate annual rental income was $79.8 million compared to $56.7 million for the nine months ended September 30, 2004.

•	Total assets were $804.2 million, including cash and marketable securities totaling $24.5 million.

•	Mortgage loans payable totaled $356.8 million and shareholders’ equity was $338.2 million.

•	Our distribution rate of 7.5% resulted in distributions declared of $24.7 million as compared to our funds from operations of $24.2 million.

In closing, we want to once again express our personal appreciation for your investment in G REIT, Inc. We will continue to strive to earn your confidence and maximize stockholder value of G REIT.

Very Truly Yours,

/s/ Scott D. Peters

Scott D. Peters
Executive Vice President and Chief Financial Officer